Exhibit (b)(1)

Execution Version

JEFFERIES FINANCE LLC

520 Madison Avenue

New York, New York 10022

CONFIDENTIAL

January 9, 2014

Flamingo Merger Sub Corp.

c/o H.I.G. Capital, LLC

1 Market St.

San Francisco, CA 94105

Attention: Brian McMullen

Project Flamingo

Commitment Letter

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance”, the “Commitment Party”, “we” or “us”) that Flamingo Merger Sub Corp. (“Newco”), formed at the direction of and controlled by H.I.G. Capital, LLC and/or its affiliates or its associated funds (collectively, the “Sponsor”), intends to acquire, directly or indirectly on the Closing Date (as defined in Exhibit A), all of the equity interests of American Pacific Corporation (the “Company”) through a cash tender offer and the subsequent consummation of a merger pursuant to the Agreement and Plan of Merger to be dated on or about January 9, 2014 (including the exhibits, schedules, annexes and other attachments thereto, in each case as amended in accordance with the terms of this Commitment Letter and in effect from time to time, the “Merger Agreement”) entered into in connection therewith, and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto.

1.	Commitments.

In connection with the Transactions, Jefferies Finance (either directly or through one of its affiliates) is pleased to advise you of its commitment to provide the entire principal amount of the Senior Secured Credit Facilities (as defined in Exhibit A) upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the Term Sheet, this “Commitment Letter”). Jefferies Finance (or its affiliates, as applicable), in such capacity, is referred to herein as the “Initial Lender”.

2.	Titles and Roles.

It is agreed that Jefferies Finance will act as sole lead arranger (in such capacity, the “Lead Arranger”) and as sole lead bookrunner for each of the Senior Secured Credit Facilities and that Jefferies Finance will act as sole administrative agent and collateral agent (in such capacities, the “Administrative

Agent”) for each of the Senior Secured Credit Facilities. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, and no other titles will be awarded, unless you and we shall so agree. Notwithstanding the foregoing, within ten (10) business days following the date hereof, you may appoint up to two banks or financial institutions as joint lead arrangers and/or joint lead bookrunners (the “Additional Arrangers”) and may allocate up to 25% of the commitments hereunder with respect to each Senior Secured Credit Facility (it being agreed that Jefferies Finance will appear on the top left of the cover page of each Confidential Information Memorandum (as defined below) and any other marketing materials for the Senior Secured Credit Facilities, and will perform the roles and responsibilities conventionally understood to be associated with such name placement (including maintaining sole “physical books”), with the Additional Arrangers to be listed to the right of the Lead Arranger in any marketing materials) and corresponding compensatory economics in connection with each such Senior Secured Credit Facility to the Additional Arrangers (or their affiliates); provided, that (w) each Additional Arranger (together with its relevant affiliate) shall assume a pro rata portion of the commitments under each Senior Secured Credit Facility, (x) no Additional Arranger (together with its relevant affiliate) will be allocated a greater portion of the economics for any Facility than Jefferies Finance, (y) each Additional Arranger (or its relevant affiliate) shall assume a proportion of the commitments to the applicable Senior Secured Credit Facility that is equal to the proportion of the economics for such Senior Secured Credit Facility allocated to it, and (z) the economics allocated to, and the commitment amounts of, the Lead Arranger and the Initial Lender, as applicable, in respect of such Senior Secured Credit Facility will be proportionately reduced by the amount of economics allocated to, and the commitment amount of, each Additional Arranger (or its relevant affiliate), upon the execution and delivery by such Additional Arranger (and its relevant affiliate) of customary joinder or other documentation reasonably acceptable to you and us. The resulting commitments of the Initial Lender and the Additional Arrangers (and their relevant affiliates) hereunder with respect to the Senior Secured Credit Facilities would be several and not joint. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter dated the date hereof and delivered with respect to the Senior Secured Credit Facilities (the “Fee Letter”)) will be paid in connection with the Senior Secured Credit Facilities unless you and the Commitment Party shall so agree.

3.	Syndication.

The Lead Arranger reserves the right, prior to or after the execution of the Senior Facilities Documentation (as defined in Exhibit B), to syndicate all or a portion of the Initial Lender’s commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Commitment Party in consultation with you and reasonably acceptable to you (such acceptance not to be unreasonably withheld, delayed or conditioned), including any relationship lenders designated by you in consultation with the Commitment Party (provided that the allocations of commitments to such lenders will be determined by the Lead Arranger in consultation with you) (together with the Initial Lender, the “Lenders”); provided, that, notwithstanding the Lead Arranger’s right to syndicate the Senior Secured Credit Facilities and receive commitments with respect thereto and other than as expressly provided in Section 2, the Initial Lender may not assign all or any portion of its commitments hereunder (it being understood that you shall permit Lenders other than the Commitment Party, subject to your consent, to sign the definitive documentation with respect to the Revolving Facility on the Closing Date) until after the Closing Date (as defined in Exhibit A) and, other than as expressly provided in Section 2 or as you otherwise agree in writing, the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Senior Secured Credit Facilities on the Closing Date has occurred. Notwithstanding the foregoing, the Commitment Party will not syndicate to those banks, financial institutions and other institutional lenders and competitors of the Company and its subsidiaries separately identified by name in writing by the Sponsor to us prior to the date hereof or to competitors (and affiliates thereof) that directly or indirectly are engaged in the same or similar line of business as the

2

Company and its subsidiaries (other than any person that is a bona fide debt fund or investment fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business) identified by name in writing by you or the Sponsor to us from time to time (collectively, the “Disqualified Lenders”). You understand that each of the Senior Secured Credit Facilities may be separately syndicated.

The Commitment Party intends to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts and it is the Commitment Party’s intent to have Lenders commit to the Senior Secured Credit Facilities prior to the Closing Date (subject to the limitations set forth in the proviso to the first sentence of this Section 3). Until the date that is the earlier of (a) 60 days after the Closing Date and (b) the date on which a successful syndication (as defined in the Fee Letter) is achieved (which date shall not occur prior to the Closing Date) (such earlier date, the “Syndication Date”), you agree to assist (and to use your commercially reasonable efforts to cause the Company and its subsidiaries to assist) the Commitment Party in completing a timely syndication that is reasonably satisfactory to them and to you. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and of the Company and its subsidiaries, (ii) providing direct contact between your and the Sponsor’s senior management, representatives and advisors (and your using commercially reasonable efforts to arrange for direct contact between senior management, representatives and advisors of the Company and its subsidiaries) and the proposed Lenders at times and locations mutually agreed upon, (iii) your and the Sponsor’s assistance (and your using commercially reasonable efforts to cause the Company and its subsidiaries to assist) in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) for the Senior Secured Credit Facilities and other customary marketing materials to be used in connection with the syndications, by providing information and other customary materials reasonably requested in connection with such Confidential Information Memorandum, (iv) your using your commercially reasonable efforts to procure corporate credit ratings and corporate family ratings (but in each case no specific rating and for the avoidance of doubt, such ratings are not required to be public ratings) in respect of the Borrowers and ratings (but no specific rating and for the avoidance of doubt, such ratings are not required to be public ratings) for each of the Senior Secured Credit Facilities from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., prior to the launch of the general syndication of the Senior Secured Credit Facilities, and (v) the hosting, with the Lead Arranger, of one or more meetings of prospective Lenders at times and locations mutually agreed upon (and your using commercially reasonable efforts to cause officers of the Company and its subsidiaries to be available for such meetings). Until the Syndication Date, (x) you will ensure that there will not be any competing issuances of debt securities, debt for borrowed money, or credit facilities by Holdings, you or any of your or their subsidiaries, and, with respect to the Company or any of its subsidiaries, you will use commercially reasonable efforts to ensure that there will not be any competing issuances of debt securities, debt for borrowed money, or credit facilities by the Company or any of its subsidiaries, in each case, being announced, offered, placed or arranged that would, in our reasonable judgment, materially impair the primary syndication of the Senior Secured Credit Facilities (it being understood that any indebtedness permitted under the Merger Agreement shall not be subject to this clause (x)) and (y) you agree to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Company to provide) promptly to the Lead Arranger all available customary information with respect to you, the Company and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all customary financial information and customary projections relating to the Company and its subsidiaries (including financial estimates, forecasts and other forward-looking information, the “Projections”) as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Senior Secured Credit Facilities; provided that, following the consummation of the Acquisition, you shall cause the Company to prepare and provide such information. Notwithstanding anything to the

3

contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Senior Secured Credit Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Senior Secured Credit Facilities shall constitute a condition to the commitments hereunder or the funding of the Senior Secured Credit Facilities on the Closing Date.

The Lead Arranger will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached (with your consent not to be unreasonably withheld or delayed and excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (with your consent not to be unreasonably withheld or delayed and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent and warrant that (but the accuracy of such representations and warranties shall not be a condition to the commitments hereunder or the funding of the Senior Secured Credit Facilities on the Closing Date) (a) all written information and written data (and with respect to such information and data relating to the Company and its subsidiaries, to the best of your knowledge) other than the Projections and information of a general economic or general industry nature (the “Information”) that have been or will be made available to the Commitment Party by or on behalf of you, the Company, the Sponsor or any of your or their respective representatives, taken as a whole, is, or will be when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arranger by or on behalf of you, the Company, the Sponsor or any of your or their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Commitment Party; it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, and that actual results may differ and that such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or prior to the Closing Date with respect to Information and Projections concerning the Company and its subsidiaries, you will use commercially reasonable efforts to) promptly supplement the Information and the Projections from time to time until the Syndication Date so that such representations and warranties will be correct under those circumstances. In arranging and syndicating the Senior Secured Credit Facilities, the Lead Arranger (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, (ii) does not assume responsibility for the accuracy or completeness of any such Information or Projections, and (iii) will not make an appraisal of your assets or liabilities or the Company.

You hereby acknowledge that (a) we will make available the Information and the Projections to the proposed syndicate of Lenders by posting on Intralinks, Debt X, SyndTrak Online, Lend Amend, or by similar electronic means (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, the Company, your or its subsidiaries, or any of your or their respective securities for purposes of United States federal and state securities laws) (each, a “Public Lender”). At the request of the Lead Arranger,

4

you agree to assist (and to use commercially reasonable efforts to cause the Company and its subsidiaries to assist) us in preparing an additional version of each Confidential Information Memorandum to be used by Public Lenders. The information to be included in such additional version of each Confidential Information Memorandum will consist exclusively of information and documentation that is either (i) of a type that is publicly available (or could be derived from publicly available information) or (ii) not material with respect to you, the Company, your or its subsidiaries, or any of your or their respective securities for purposes of United States federal and state securities laws (all such information and documentation, “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Any document which is not specifically identified by you as either Private Lender Information or Public Lender Information shall be deemed to be Private Lender Information. By identifying any document as Public Lender Information, you shall be deemed to have authorized the Commitment Party and potential Lenders to treat such document as not containing Private Lender Information. It is understood that, in connection with your assistance described above, customary authorization letters will be included in each Confidential Information Memorandum that include a customary “10b-5” representation from you with respect to the information set forth therein and authorize the distribution of such Confidential Information Memorandum to prospective Lenders, and each Confidential Information Memorandum shall exculpate you, the Sponsor, the Borrowers, the Company, your and their respective affiliates and us and our affiliates with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof and shall contain a representation by you to the Lenders that the Confidential Information Memorandum that solely includes Public Lender Information does not include any Private Lender Information. You acknowledge that the following documents contain solely Public Lender Information, unless, after having been given a reasonable opportunity to review such documents, you notify us promptly that any such document contains Private Lender Information: (i) drafts and final definitive documentation with respect to the Senior Secured Credit Facilities (including the term sheet), (ii) administrative materials prepared by the Commitment Party for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Senior Secured Credit Facilities. At our request, you shall identify Information to be distributed solely to Public Lenders by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark Information as “PUBLIC”).

5.	Fees.

As consideration for the commitments of the Initial Lender hereunder and the Lead Arranger’s agreements to perform the services described herein, you agree to pay the fees set forth in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or agreed in writing by the parties hereto.

6.	Conditions Precedent.

The commitments of the Initial Lender hereunder and the Lead Arranger’s agreements to perform the services described herein are subject only to (a) the execution and delivery by Holdings and each Borrower to the Administrative Agent of the Senior Facilities Documentation, which, in each case, shall be consistent with the applicable Term Sheet, (b) (i) subject to Section 9.14 of the Merger Agreement, except as set forth in section 4.6 of the definitive disclosure schedules to the Merger Agreement or, to the extent that the relevance of such disclosure to the representation or warranty in Section 4.6(b) of the Merger Agreement is reasonably apparent on the face of such disclosure, in other sections of the definitive disclosure schedules to the Merger Agreement, during the period beginning September 30, 2013 and ending January 9, 2014, there not having been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material

5

Adverse Effect (as defined below) and (ii) since January 9, 2014, there not having occurred a Company Material Adverse Effect, and (c) the conditions set forth in Exhibit C; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Senior Facilities Documentation) other than those conditions that are expressly stated in this Section 6 and Exhibit C to be conditions to the initial funding under the Senior Secured Credit Facilities on the Closing Date (and upon satisfaction or waiver by the Lead Arranger of such conditions, the initial funding under the Senior Secured Credit Facilities shall occur). “Company Material Adverse Effect” shall mean any effect, change, event, state of fact, development, circumstance or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in the Merger Agreement) that, individually or in the aggregate with all other effects, changes, events, circumstances, states of fact or developments, would or would reasonably be expected to (i) have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its subsidiaries taken as a whole, or (ii) prevent or materially impair or delay the consummation of the Transactions (as defined in the Merger Agreement), other than, in the case of clause (i), any effect, change, event, state of fact, development, circumstance or occurrence (A) generally affecting (1) any of the industries in which the Company and its subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law (or in the interpretation thereof, as defined in the Merger Agreement) or in generally accepted accounting principles or in accounting standards (or in the interpretation thereof), (2) the announcement, pendency or performance of the Merger Agreement or the Transactions (as defined in the Merger Agreement) or the consummation of the Transactions (as defined in the Merger Agreement) (other than for purposes of any representation or warranty contained in Section 4.3(c) and 4.4 of the Merger Agreement), (3) acts of war, sabotage or terrorism occurring, or any escalation or worsening of any such acts of war, sabotage or terrorism, (4) earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its subsidiaries that is required by the Merger Agreement (other than with respect to the Company’s obligations to comply with Section 6.1(a) of the Merger Agreement) or with each of Sponsor’s and Lead Arranger’s written consent or at each of Sponsor’s and Lead Arranger’s written request, (6) any decline in the market price, or change in trading volume, of the capital stock of the Company, (7) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings in and of itself (provided that the exceptions in clauses (6) and (7) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure is a Company Material Adverse Effect), (8) the existence of any litigation, in and of itself (but, for the avoidance of doubt, not the facts or circumstances underlying such litigation), arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Merger Agreement or the Transactions (as defined in the Merger Agreement), or (9) any change in, or loss of, the relationship of the Company’s or its subsidiaries’ customers, suppliers, vendors, lenders or employees as a result of the execution, pendency or performance of the Merger Agreement or the consummation of the Transactions (as defined in the Merger Agreement) (other than for purposes of any representation or warranty contained in Sections 4.3(c), 4.4 and 4.18 of the Merger Agreement); provided, however, that any effect, change, event, circumstance or occurrence referred to in clauses (A) or (B)(1), (3) or (4) shall not be disregarded and shall be taken into account in determining whether or not there has been a Company Material Adverse Effect if any such effect, change, event, circumstance, state of fact or development adversely affects the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in the industries in which the Company and its subsidiaries operate.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Senior Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Senior Secured Credit Facilities on the Closing Date shall

6

be (A) such of the representations and warranties made by or with respect to the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders or the Lead Arranger, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Merger Agreement (or the right not to consummate the Acquisition pursuant to the Merger Agreement) as a result of a breach of such representations and warranties (the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below), and (ii) the terms of the Senior Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Senior Secured Credit Facilities on the Closing Date if the conditions expressly set forth herein and in the Term Sheet are satisfied, it being understood that, to the extent any Collateral (as defined in Exhibit B) (other than to the extent that a lien on such Collateral may be perfected (i) by the filing of a financing statement under the Uniform Commercial Code in the office of the Secretary of State (or equivalent office in the relevant States) of the applicable jurisdiction of organization or (ii) by the delivery of stock certificates representing the equity interests of each Borrower and material wholly-owned domestic subsidiaries of the Borrowers) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of security interests therein shall not constitute a condition precedent to the availability of the Senior Secured Credit Facilities on the Closing Date, but shall be required to be delivered and perfected within 90 days after the Closing Date (subject to extensions by the Administrative Agent in its reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Senior Facilities Documentation relating to corporate or other organizational existence of each Borrower and each Guarantor, organizational power and authority (as to execution, delivery and performance of the applicable Senior Facilities Documentation), the due authorization, execution, delivery and enforceability of the applicable Senior Facilities Documentation, solvency as of the Closing Date (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit C), no conflicts of Senior Facilities Documentation with material applicable law (to the extent such conflict would reasonably be expected to result in a Company Material Adverse Effect) or charter documents (limited to the execution, delivery, and performance of the Senior Facilities Documentation, incurrence of indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof), Federal Reserve margin regulations, the Investment Company Act, the Patriot Act, OFAC, FCPA, the creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the limitations set forth in the preceding sentence and the Term Sheet) and the status of the Senior Secured Credit Facilities as senior debt; provided that the representations and warranties with respect to OFAC and FCPA shall be consistent with the Senior Documentation Principles except that the “Company Material Adverse Effect” qualifier with respect to the OFAC representation shall instead be a materiality qualifier. This paragraph shall be referred to herein as the “Certain Funds Provision”.

7.	Indemnification; Expenses.

You agree (a) regardless of whether the Senior Secured Credit Facilities close, to indemnify and hold harmless each of the Commitment Party, the Initial Lender, their respective affiliates and controlling persons and the respective officers, directors, employees, agents, and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Senior Facilities Documentation, the Transactions or the other transactions contemplated hereby or thereby, or the Senior Secured Credit Facilities or the use of proceeds thereof, or any claim, dispute, litigation, investigation, action, suit, inquiry, or proceeding of any kind or nature whatsoever (“Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person within thirty (30) days after receipt of a written request for any reasonable and documented legal (limited to one counsel for

7

each group of Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel and a single specialty counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and for each relevant specialty and, solely in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending, providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise participating in, any such Action; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) of any of the foregoing, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its Related Indemnified Persons under this Commitment Letter, the Fee Letter or the Senior Facilities Documentation (in the case of each of the preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among the Indemnified Persons (other than (A) any claims against any Indemnified Person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Senior Secured Credit Facility, and (B) any claims arising out of any act or omission on the part of Holdings, you, your subsidiaries or the Sponsor), and (b) to reimburse the Commitment Party and each Indemnified Person for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Party identified in the Term Sheet, and, if necessary, of a single local counsel and a single specialty counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and for each relevant specialty and, solely in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole), in each case incurred in connection with the Senior Secured Credit Facilities and the preparation and enforcement of this Commitment Letter, the Fee Letter, the Senior Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided, that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, and (ii) neither (x) any Indemnified Person or any of its Related Indemnified Persons, nor (y) you (or any of your subsidiaries or affiliates) or the Company (or any of its subsidiaries or affiliates) shall be liable for any indirect, special, punitive or consequential damages (other than, in the case of clause (y), in respect of any such damages incurred or paid by an Indemnified Party to a third party) in connection with this Commitment Letter, the Fee Letter, the Senior Facilities Documentation, the Senior Secured Credit Facilities, the Transactions (including the Senior Secured Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Senior Secured Credit Facilities. You shall not be liable for any settlement of any Action effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against an Indemnified Person in any such Action, you agree to indemnify and hold harmless each Indemnified Person in the manner set forth above. You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Action against such Indemnified Person in respect of which indemnity has been or could be sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Action, (ii) does not include any statement as to any admission of fault, culpability or failure to act

8

by or on behalf of such Indemnified Person and (iii) includes customary confidentiality and non-disparagement provisions. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return promptly any and all amounts paid by you under this paragraph to such Indemnified Person for any such losses, claims, damages, liabilities and expenses to the extent a court of competent jurisdiction has determined in a final and non-appealable judgment that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate in this sentence pertains to a controlled affiliate involved in the negotiation or syndication of this Commitment Letter and the Senior Secured Credit Facilities.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that (i) subject to Section 12 of this Commitment Letter, the Commitment Party may share with any of its affiliates, and such affiliates may share with the Commitment Party, any information related to the Transactions, the Company (and its subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you or the Sponsor may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Party has advised or is advising you on other matters, (b) the Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Party and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the Transactions and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, the Commitment Party may employ the services of its respective affiliates in providing certain services hereunder and may exchange with such affiliates in

9

connection therewith information concerning you and the Company, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Party under this Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrowers, the Sponsor, the Company or your and their respective subsidiaries and other companies with which you, the Borrowers, the Sponsor, the Company or your and their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Party, its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (except (i) by you to an affiliate that is a domestic “shell” company controlled by the Sponsor that consummates or intends to consummate the Acquisition in accordance with the Merger Agreement and (ii) by us in accordance with Sections 2 and 3 of this Commitment Letter) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in Section 3, any and all services to be provided by the Commitment Party hereunder may be performed by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. You acknowledge that information and documents relating to the Senior Secured Credit Facilities may be transmitted through the Platform and that we shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter, together with the Fee Letter dated the date hereof, supersedes all prior understandings, whether written or oral, among us with respect to the Senior Secured Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect and whether there shall have occurred a Company Material Adverse Effect, (b) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and (c) whether as a result of any inaccuracy of any Specified Merger Agreement Representation you (or your

10

applicable affiliate has) have the right to terminate your (or its) obligations under the Merger Agreement (or the right not to consummate the Acquisition pursuant to the Merger Agreement Agreement) shall be determined pursuant to the Merger Agreement, which is governed by, and construed in accordance with the laws of, the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to principles of conflicts of law that might require the application of law of any other jurisdiction.

10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the other transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter or the Fee Letter or their terms or substance shall be disclosed by you, in whole or in part, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons), except (a) to the Sponsor and its co-investors and to your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case, on a confidential and need-to-know basis in connection with the Transactions, (b) if the Commitment Party provides prior written consent to such proposed disclosure, (c) solely with respect to the Commitment Letter, as may be required by the rules, regulations, schedules and forms of the SEC in connection with any filings made with the SEC in connection with the Transactions (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof prior to such disclosure to the extent lawfully permitted to do so) or (e) to enforce any of your

11

rights or remedies under this Commitment Letter; provided that (i) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) to (x) the Company and their respective officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential and need-to-know basis in connection with the Transactions, and (y) the Additional Arrangers and their respective affiliates on a confidential and need-to-know basis, (ii) you may disclose the Fee Letter and the contents thereof as part of generic disclosure regarding sources and uses (but without disclosing any specific fees, flex or other economic terms set forth therein) in connection with any syndication of the Senior Secured Credit Facilities and to the Company and its officers, directors, employees, attorneys, accountants, agents and advisors in each case in connection with the Transactions on a confidential basis and on a redacted basis in a manner reasonably acceptable to the Commitment Party, (iii) you may disclose to the Company’s auditors the Fee Letter and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, on a confidential basis, (iv) you may disclose the Term Sheet to any rating agency in connection with the Transactions, and (v) you may disclose the Term Sheet in any syndication of the Senior Secured Credit Facilities. Such Commitment Party shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or their respective employees, directors or officers. The obligations under this paragraph shall automatically terminate in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its fees and substance) two years following the earlier of (i) the Closing Date and (ii) the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party or any affiliate thereof from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law, legal process or regulation, or as requested by a governmental authority (in which case, such Commitment Party, to the extent permitted by law, rule or regulation and except in connection with any order or request as part of a regulatory examination or an audit or examination conducted by bank accountants, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Commitment Party or any of its affiliates (in which case, such Commitment Party, to the extent permitted by law, rule or regulation and except in connection with any order or request as part of a regulatory examination or an audit or examination conducted by bank accountants, agrees to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party or any of its affiliates in violation of this paragraph, (d) to the extent that such information is received by such Commitment Party or any affiliate thereof from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations to you, the Company, the Borrowers or the Sponsor, (e) to the extent that such information is independently developed by such Commitment Party or its affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to such Commitment Party’s affiliates and their officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees (or any of their respective advisors) or any potential counterparty to any swap or derivative transaction relating to the Borrowers or any of their subsidiaries or any of their respective obligations (in each case, other than Disqualified Lenders), provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of such

12

Commitment Party or market standards for dissemination of such type of information, which shall, in any event, require “click through” or other affirmative action on the part of the recipient to access such confidential information, (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies, (j) to enforce any of its rights or remedies under this Commitment Letter or the Senior Facilities Documentation, or (k) to the Commitment Party’s experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential. Each Commitment Party’s obligations under this paragraph shall automatically terminate on the earlier of (i) two years after the date hereof and (ii) the Closing Date (in which case, for this clause (ii), the confidentiality provisions in the Senior Facilities Documentation shall supersede the provisions of this paragraph.

13.	Surviving Provisions.

The Fee Letter and the indemnification, confidentiality, jurisdiction, governing law, absence of advisory or fiduciary duty, waiver of jury trial, service of process, expense reimbursement, venue and syndication provisions contained herein shall remain in full force and effect regardless of whether the Senior Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitments hereunder and the Lead Arranger’s agreements to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, absence of advisory or fiduciary duty, compensation, reimbursement and the syndication (including the duty to supplement information) of the Senior Secured Credit Facilities (which shall remain in full force and effect), shall, to the extent covered by the Senior Facilities Documentation, automatically terminate and be superseded by the Senior Facilities Documentation upon the Closing Date, and you shall no longer have any liability hereunder in connection therewith at such time (it being understood that your obligations under this Commitment Letter relating to confidentiality, absence of advisory or fiduciary duty, compensation, reimbursement and syndication (including the duty to supplement information) of the Senior Secured Credit Facilities shall survive the execution and delivery of the Senior Facilities Documentation). You may terminate this Commitment Letter and/or the Initial Lender’s commitments with respect to the Senior Secured Credit Facilities (or a portion thereof) hereunder (but not the Fee Letter) at any time subject to the provisions of the preceding sentence.

14.	Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding each Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Party and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arranger executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on January 9, 2014. The Commitment Party’s commitments hereunder and agreements contained herein will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that

13

the Lead Arranger has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of the Commitment Party hereunder shall automatically terminate (a) in the event that the initial borrowing in respect of the Senior Secured Credit Facilities does not occur on or before the date that is 90 days from the date of this Commitment Letter, unless the Commitment Party shall, in its sole discretion, agree in writing to an extension, or (b) if earlier, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms prior to the closing of the Acquisition or (ii) the consummation of the Acquisition without the use of any of the Senior Secured Credit Facilities; provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Senior Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

[Remainder of this page intentionally left blank]

14

The Commitment Party is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

JEFFERIES FINANCE LLC

By	/s/ Brian Buoye
	Name:	Brian Buoye
	Title:	Managing Director

Accepted and agreed to as of
the date first above written:

FLAMINGO MERGER SUB CORP.

By	/s/ Brian McMullen
	Name:	Brian McMullen
	Title:	Secretary and Treasurer

CONFIDENTIAL	EXHIBIT A

Project Flamingo

$355 million Senior Secured Credit Facilities

Transaction Description1

It is intended that:

(a) a new domestic entity formed at the direction of and controlled by the Sponsor will directly or indirectly acquire all of the equity interests in the Company on the Closing Date (as defined below) by means of the purchase of a majority of voting shares of the Company pursuant to a cash tender offer and the subsequent consummation, on the Closing Date, of a merger (the “Merger”) pursuant to the Merger Agreement (the “Acquisition”);

(b) the Sponsor and other investors (including members of management of the Company) reasonably satisfactory to the Lead Arranger (collectively, the “Investors”) will directly or indirectly contribute (x) to the direct domestic parent company of Newco (“Company Holdings”) (which, in turn, shall contribute cash to Newco in exchange for common equity of Newco) and (y) at the option of the Sponsor, to the extent the Spin-off Transaction (as defined below) is intended to be consummated, to a newly formed domestic entity formed at the direction of and controlled by the Sponsor (“SpinCo Holdings”) (which, in turn, shall contribute cash to its direct domestic subsidiary (“SpinCo Borrower”) in exchange for common equity of SpinCo Borrower), an aggregate amount of cash and rollover equity in respect of clauses (x) and (y) (which rollover equity shall not exceed an amount to be agreed) (which, to the extent in respect of any equity of Company Holdings or SpinCo Holdings other than common stock, shall be on terms reasonably acceptable to the Lead Arranger) that represents not less than 25% of the sum of (1) the aggregate gross proceeds of the loans borrowed on the Closing Date under the Senior Secured Credit Facilities (excluding the aggregate gross proceeds received from any increase in the loans under the Senior Secured Credit Facilities to fund original issue discount or upfront fees in connection with the “flex” provisions in the Fee Letter), (2) the aggregate amount of Holdings, the Company and its subsidiaries’ unfunded liabilities in respect of the Company’s defined benefit pension plans subject to Title IV of ERISA as of September 30, 2013, in the amount set forth in the Company’s audited financial statements for the most recently completed fiscal year and (3) the amount of such cash and rollover equity contributed, under clauses (x) and (y), in each case on the Closing Date (as defined below) (collectively, the “Equity Contribution”);

(c) the Borrowers will obtain the senior secured credit facilities (the “Senior Secured Credit Facilities”) described in the Summary of Principal Terms and Conditions attached as Exhibit B to the Commitment Letter to which this Exhibit A is attached (the “Senior Secured Credit Facilities Term Sheet”);

(d) prior to the launch of the general syndication of the Senior Secured Credit Facilities, the Sponsor may elect (i) to have SpinCo Borrower distribute (including via a debt investment) all or a portion of the proceeds of the Senior Secured Credit Facilities and Equity Contribution available to it to Newco to consummate the Acquisition and (ii) promptly following the consummation of the Acquisition, to have a portion of the business of the Company and its subsidiaries acquired by Newco spun-off to SpinCo Borrower (the “Spin-off Transaction”); provided that (1) if the Sponsor elects to consummate the

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

A-1

CONFIDENTIAL	EXHIBIT A

Spin-off Transaction, it shall be consummated on the Closing Date or, subject to conditions and documentation to be agreed, no later than three business days following the Closing Date and (2) the Sponsor, in consultation with Jefferies Finance, shall determine (and provide to Jefferies) the amount of any increase in the tax liabilities by Holdings and/or any of its Subsidiaries that would result from the consummation of the Spin-off Transaction;

(e) all existing third party debt for borrowed money of the Company and its subsidiaries ((other than Permitted Surviving Debt (as defined in Exhibit C to the Commitment Letter to which this Exhibit A is attached)), including all indebtedness of the Company and its subsidiaries under the Credit Agreement, entered into as of October 26, 2012, by and among the Company, the Lenders (as defined therein), KeyBank National Association, as administrative agent for the Lenders, as the Swing Line Lender (as defined therein), an LC Issuer (as defined therein) and as a joint lead arranger and sole bookrunner, Bank of America, N.A., as a Lender and as the syndication agent and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, as amended, restated, supplemented or otherwise modified, will be repaid, redeemed, discharged and terminated in full, and all commitments, security interests and guaranties (if any) in connection therewith will be terminated and released (or provision for release thereof acceptable to the Lead Arranger will be made).

The transactions described in paragraphs (a) through (e) above, together with the transactions related thereto, are collectively referred to herein as the “Transactions” and the transaction described in clause (e) above is referred to herein as the “Refinancing”. This Exhibit A, the Senior Secured Credit Facilities Term Sheet and the Additional Conditions Precedent attached as Exhibit C to the Commitment Letter to which this Exhibit A is attached are collectively referred to herein as the “Term Sheet”. For purposes of this Commitment Letter, “Closing Date” shall mean the date on which each of the following shall occur: (i) the initial funding under the Senior Secured Credit Facilities and (ii) the consummation of the Acquisition.

A-2

CONFIDENTIAL	EXHIBIT B

Project Flamingo

$355 million Senior Secured Credit Facilities

Summary of Principal Terms and Conditions2

Borrowers:	Initially, Newco, and at the option of Sponsor, SpinCo Borrower (each as “Initial Borrower” and collectively, the “Initial Borrowers”) and immediately following the Merger, the Company (as survivor of the merger of Newco with and into the Company) and, if applicable, SpinCo Borrower each as “Borrower”, and collectively, the “Borrowers”). Notwithstanding anything to the contrary in this Commitment Letter, if the Sponsor elects to not consummate the Spin-off Transaction, all references to “the Borrowers” or “each Borrower” or similar references to multiple Borrowers, shall be deemed to refer solely to the Company. If there are two Borrowers, they shall each be jointly and severally liable for the Borrower Obligations (as defined below).

Administrative Agent:	Jefferies Finance LLC (“Jefferies Finance”) and/or one of its designees approved by the Borrowers will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrowers excluding Disqualified Lenders (together with the Initial Lender, the “Lenders”), and will perform the duties customarily associated with such roles.

Bookrunner and Lead Arranger:	Jefferies Finance will act as sole lead arranger for the Senior Secured Credit Facilities described below (in such capacity, the “Lead Arranger”) and as sole bookrunner, and will perform the duties customarily associated with such roles.

Senior Secured Credit Facilities:

(A)   A senior secured term loan facility in an aggregate principal amount of $330 million plus, at the Borrowers’ election, an amount sufficient to fund any original issue discount or upfront fees in connection with the “flex” provisions in the Fee Letter (the “Term Loan Facility”; the loans thereunder, the “Term Loans”).

(B)   A senior secured revolving credit facility in an aggregate principal amount of $25 million (the “Revolving Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”), of which up to an amount to be agreed will be available in the form of letters of credit. The commitments under the Revolving Facility are referred to as the “Revolving Commitments”, and the loans under the Revolving Facility are referred to as the “Revolving Loans”.

Incremental Facilities:	The definitive documentation for the Senior Secured Credit Facilities (the “Senior Facilities Documentation”) will permit the Borrowers, at any time after the Syndication Date, to add one or more incremental term loan facilities

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT B

to the Term Loan Facility (each, an “Incremental Term Facility”) in an unlimited amount, so long as after giving pro forma effect to the incurrence of such additional amount (and after giving effect to all customary pro forma events and adjustments) the ratio of consolidated net debt secured by liens on any of the Collateral to Consolidated EBITDA (each to be defined in a manner consistent with the Senior Documentation Principles, but in any event determined net of domestic unrestricted cash and cash equivalents of the Borrowers and their restricted subsidiaries) (the “Consolidated Secured Net Leverage Ratio”) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered does not exceed the Consolidated Secured Net Leverage Ratio as of the Closing Date; provided that for any Incremental Term Facility that, together with any Incremental Term Facility previously incurred, exceeds $50 million, the Consolidated Secured Net Leverage Ratio shall be at least 0.25x less than the Consolidated Secured Net Leverage Ratio as of the Closing Date; provided further that (i) no event of default exists or would exist after giving effect thereto and the representations and warranties in the Senior Facilities Documentation shall be true and correct in all material respects (provided that any representation or warranty qualified as to materiality, “material adverse effect” or similar language shall be true and correct in all respects after giving effect to such qualification), (ii) the Incremental Term Facilities (A) will rank pari passu with the Term Loan Facility in right of payment, (B) will be secured by the Collateral on a pari passu basis or junior basis with the existing Term Loan Facility (subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent), (C) shall not be guaranteed by any person other than a Guarantor (as hereinafter defined), and (D) shall not be secured by any assets other than the Collateral (as hereinafter defined), (iii) the Incremental Term Facilities will have a final maturity no earlier than the final maturity of the Term Loan Facility, (iv) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than that of the Term Loan Facility (without giving effect to prepayments or amortization), (v) subject to clauses (iii) and (iv) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrowers and the lenders thereunder, (vi) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or an Adjusted LIBOR or ABR floor, but excluding any structuring, underwriting and arranger fees or other similar fees that are not shared by all Lenders providing such Incremental Term Facility) applicable to any Incremental Term Facility will be determined by the Borrowers and the lenders providing such Incremental Term Facility, provided that with respect to any Incremental Term Facility that is secured on a pari passu basis with the existing Term Loan Facility made on or prior to the date that is 18 months after the Closing Date, if the all-in yield of any Incremental Term Facility exceeds the all-in yield on the Term Loan Facility (calculated in the same manner), by more than 50 basis points, the applicable margins for the Term Loan Facility shall be increased to the extent necessary so that the all-in yield on the Term Loan Facility is 50 basis points less than the all-in yield on such Incremental Term Facility (it being agreed that any increase in yield to any existing facility required due to the application of an Adjusted LIBOR or ABR floor on any Incremental Term Facility shall be effected solely through an increase in (or implementation of, as applicable) any Adjusted LIBOR or ABR floor applicable to such existing facility),

CONFIDENTIAL	EXHIBIT B

(vii) subject to clause (vi) above, any fees payable in connection with any such Incremental Term Facility shall be determined by the Borrowers and the arrangers providing for such Incremental Term Facility and (viii) except as otherwise required or permitted by clauses (ii) through (vii) above, all other terms of such Incremental Term Facility, if not consistent with the terms of the existing Term Loan Facility, as the case may be, shall be reasonably satisfactory to the Administrative Agent; provided that any Incremental Term Loan Facility secured on a junior lien basis (1) shall be subject to customary intercreditor documentation as provided above and (2) shall not be subject to the “MFN” requirement in clause (vi) above; provided further that with respect to any incurrence of any Incremental Term Facility to finance a permitted acquisition or investment, the conditions to the availability or borrowing of such Incremental Term Facility set forth in clause (i) above may be waived by the Lenders holding a majority in principal amount under such Incremental Term Facility without the consent of any other Lender; provided that the accuracy of the Specified Representations (to be defined in a manner to be agreed and conformed as necessary for such permitted acquisition) may not be waived without the consent of the Required Lenders.

The Borrowers may in their sole discretion seek commitments in respect of the Incremental Term Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (in the case of such additional banks, financial institutions and other institutional lenders, subject to the consent of the Administrative Agent if such consent is required under “Assignments and Participations” below) who will become Lenders in connection therewith.

For purposes of the calculation of the Consolidated Secured Net Leverage Ratio used in determining the availability of Incremental Term Facilities, any cash proceeds of any Incremental Term Facilities will not be netted for purposes of determining compliance with the Consolidated Secured Net Leverage Ratio.

Refinancing Facilities:	The Senior Facilities Documentation will permit the Borrowers to refinance loans under the Term Loan Facility (or any Incremental Term Facility) and loans and commitments under the Revolving Facility from time to time, in whole or part, in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such refinancing) and, in the case of any refinancing of the Revolving Facility, commitments so terminated, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Senior Facilities Documentation with the consent of the Borrowers and the lenders providing such Refinancing Facility or, in the case of the Term Loan Facility (or any Incremental Term Facility), with one or more additional series of unsecured notes or loans or senior secured notes that will be secured by the Collateral (as

CONFIDENTIAL	EXHIBIT B

defined below) on a pari passu basis with the Senior Secured Credit Facilities or junior lien secured notes or loans that will be secured on a junior basis to the Senior Secured Credit Facilities (such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”); provided that (i) any such Refinancing Notes that are secured shall be subject to a customary intercreditor arrangement reasonably satisfactory to the Administrative Agent, (ii) (A) Refinancing Debt shall not mature prior to the maturity date of, or have a shorter weighted average life to maturity (without giving effect to prepayments) than, the loans under the Term Loan Facility being refinanced and (B) any Refinancing Revolving Facility shall not mature prior to the maturity date of the loans or commitments under the Revolving Facility being refinanced, (iii) if any such Refinancing Debt is secured, it shall not be secured by any assets other than the Collateral, (iv) if any such Refinancing Debt is guaranteed, it shall not be guaranteed by any person other than the Guarantors, (v) any Refinancing Term Facility shall share ratably or less than ratably in (or, if junior in right of payment or as to security, on a junior basis with respect to) any prepayments or repayments of the Term Loan Facility, (vi) in the case of a Refinancing Revolving Facility, the definitive documentation shall include provisions to govern pro rata payment, repayment, borrowings, letter of credit participation and commitment reductions of the Revolving Facility and such Refinancing Revolving Facility and (vii) the other terms and conditions (excluding those referenced in clauses (i) through (vi) above and excluding pricing, fees, rate floors and optional prepayment or redemption terms) of such Refinancing Debt are substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Debt than, those applicable to the loans or commitments under the Term Loan Facility or the Revolving Facility being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant loans or commitments under the Senior Secured Credit Facilities existing at the time of such refinancing or replacement).

Purpose:

The proceeds of the Term Loan Facility will be used by the Initial Borrowers on the Closing Date, together with proceeds of the Equity Contribution, solely to pay the consideration for the Acquisition, to refinance existing indebtedness of the Company and its subsidiaries (including accrued and unpaid interest), to provide working capital and to pay costs and expenses related to the Transactions.

The letters of credit and proceeds of loans under the Revolving Facility (except as set forth below) will be used by the Borrowers and their subsidiaries solely for general corporate purposes (including permitted acquisitions).

Availability:

The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Loans under the Revolving Facility may be made available on the Closing Date (i) to fund any original issue discount or upfront fees incurred as a result of the “flex” provisions in the Fee Letter and (ii) in an amount no greater than $1,000,000 to pay the consideration for the Acquisition, to refinance existing

CONFIDENTIAL	EXHIBIT B

indebtedness of the Company and its subsidiaries (including accrued and unpaid interest), to provide working capital and to pay costs and expenses related to the Transactions.

In addition, letters of credit may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance and similar bonds outstanding on the Closing Date (including, if issued by an Issuing Bank, by “grandfathering” such existing letters of credit in the Revolving Facility).

Loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts consistent with the Senior Documentation Principles. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Upon the occurrence and during the continuance of a payment or bankruptcy event of default, (i) all overdue principal payable under or in respect of the Senior Secured Credit Facilities shall bear interest at the applicable interest rate plus 2% per annum and (ii) all other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Letters of Credit:	Standby letters of credit under the Revolving Facility will be issued by any Lender under the Revolving Facility reasonably acceptable to the Borrowers and the Administrative Agent (each, an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) unless arrangements reasonably satisfactory to the Issuing Bank have been entered into, the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above). The face amount of any outstanding letters of credit will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the applicable Borrower within one business day. To the extent that the Borrowers do not reimburse the Issuing Bank within one business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Commitments.

If any Lender under the Revolving Facility becomes a Defaulting Lender (to be defined in a manner to be agreed) and no event of default then exists, then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their Revolving Commitments up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrowers to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit (in a manner and amount reasonably satisfactory to such Issuing Bank) and will have no obligation to issue new

CONFIDENTIAL	EXHIBIT B

letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the Revolving Commitments of the non-Defaulting Lenders thereunder, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:

The Term Loan Facility will mature on the date that is five years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Loan Facility commencing on the last day of the first full fiscal quarter ended after the Closing Date, with the balance payable on the final maturity date; provided, that the Senior Facilities Documentation shall provide the right for the Borrowers, subject to customary terms and conditions, to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders under the Term Loan Facility; it being understood that each Lender under the tranche that is being extended shall have been offered the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

The Revolving Facility will mature on the date that is four years and six months after the Closing Date; provided, that the Senior Facilities Documentation shall provide the right for the Borrowers, subject to customary terms and conditions, to extend commitments and/or outstanding loans pursuant to one or more tranches with only the consent of the respective extending Lenders under the Revolving Facility; it being understood that each Lender under the tranche that is being extended shall have been offered the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

Guarantees:	All obligations of each Borrower (the “Borrower Obligations”) under the Senior Secured Credit Facilities and under any interest rate protection, currency exchange or other hedging arrangements entered into with a Lender or any affiliate of a Lender at the time of the entering into of such arrangements (“Hedging Obligations”) and under any cash management arrangements entered into with a Lender or any affiliate of a Lender at the time of the entering into of such arrangements (“Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by Company Holdings and, if Sponsor elects to consummate the Spin-off Transaction, SpinCo Holdings (collectively, “Holdings”) and, except to the extent (and for so long as) such a Guarantee (x) would be prohibited or restricted by applicable law or by any contract existing on the Closing Date (or, in the case of any newly acquired subsidiary, in existence at the time of acquisition thereof (to the extent such contract was not created in contemplation of such acquisition)), (y) would result in material adverse tax consequences as reasonably determined by the Borrowers in consultation with the Administrative Agent or (z) would require, to the extent commercially reasonable efforts have been made to acquire the same, the consent of any governmental authority or third party to provide a Guarantee unless such consent has been obtained, each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiary of each Borrower (other than any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of a Borrower, any U.S. subsidiary that is a

CONFIDENTIAL	EXHIBIT B

disregarded entity for U.S. federal income tax purposes if it does not have any material assets other than the capital stock or indebtedness of one or more foreign subsidiaries, unrestricted subsidiaries, captive insurance companies, not-for-profit subsidiaries, special purpose entities used for certain permitted financings, if any, immaterial subsidiaries (defined in a manner to be agreed) and any subsidiary where the Administrative Agent and the Borrowers agree that the cost of obtaining a guarantee by such subsidiary exceeds the practical benefit to the Lenders afforded thereby) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”). Notwithstanding anything to the contrary in this Commitment Letter, if the Sponsor elects to not consummate the Spin-off Transaction, all references to “Holdings” shall be deemed to refer solely to Company Holdings.

Security:

The Borrower Obligations, the Guarantees, any Hedging Obligations and any Cash Management Obligations will be secured by substantially all the assets of Holdings, each Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests of each Borrower, (b) a perfected first-priority pledge of all the equity interests held by any Borrower or any Subsidiary Guarantor in any restricted subsidiary (which pledge, in the case of the equity interests (i) of any foreign subsidiary of a U.S. entity or (ii) of any U.S. entity that is a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the capital stock or indebtedness of one or more foreign subsidiaries, shall be limited to 65% of the stock of such entities (provided that, the Borrowers shall pledge 100% of any non-voting stock of such entities in existence on the Closing Date and following the Closing Date, such entities shall not issue any non-voting stock) described in clause (i) and (ii) above, as the case may be) and (c) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of each Borrower and each Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing), in each case, subject to permitted liens to be agreed.

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any immaterial fee-owned real property or any leasehold interest (except for the Borrowers’ use of commercially reasonable efforts to obtain a mortgage on the Rancho Cordova ground lease property), it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters; provided that any mortgages on any material fee-owned real property or the Rancho Cordova ground lease property may be provided within 90 days after the Closing Date (subject to extensions by the Administrative Agent in its reasonable discretion), (ii) motor vehicles, airplanes and other assets subject to certificates of title, (iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a Uniform Commercial Code financing statement) and commercial tort claims, in each case, under a specified threshold, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in

CONFIDENTIAL	EXHIBIT B

such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is rendered ineffective under the Uniform Commercial Code), (v) pledges and security interests prohibited or restricted by applicable law or that would require, to the extent commercially reasonable efforts have been made to acquire the same, the consent of any governmental authority or third party to such pledge or security interest unless such consent has been obtained and so long as, in the case where such pledge or security interest is limited by contract, such limitation is otherwise permitted under the Senior Facilities Documentation, (vi) margin stock and equity interests in joint ventures (with any party other than a Borrower or any Guarantor) and other non-wholly owned subsidiaries (but only to the extent that the organizational documents or other agreements with other equity holders restrict the pledge thereof under restrictions that are enforceable under the Uniform Commercial Code), (vii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrowers, in consultation with the Administrative Agent, (ix) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and (x) assets in circumstances where the cost of obtaining a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrowers and the Administrative Agent (all of the items in clauses (i) through (x) above, collectively, the “Excluded Assets”); (b) control agreements and perfection by “control” (other than in respect of certificated Pledged Collateral) shall not be required with respect to any Collateral (including without limitation deposit accounts, other bank or securities accounts, etc.); (c) perfection by possession or control shall not be required with respect to any immaterial notes or other evidence of immaterial indebtedness; and (d) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Notwithstanding the foregoing, the requirements of the preceding two paragraphs shall be subject to the Certain Funds Provision.

CONFIDENTIAL	EXHIBIT B

Notwithstanding anything in this Commitment Letter to the contrary, the Lenders may agree among themselves in consultation with the Borrowers to modify the terms of the loans under the Senior Secured Credit Facilities, solely to the extent such changes do not have an adverse economic impact on Holdings or their subsidiaries, to provide a “first out/last out” structure, establish class voting procedures, include a standstill period, modify any payment waterfall or otherwise subordinate the loans of one Lender to the loans of another Lender. Holdings and their subsidiaries agree to take all reasonable actions to assist the Administrative Agent and the Lenders in effecting any such changes.

Mandatory Prepayments:

Loans under the Term Loan Facility shall be prepaid with (a) 50% of Excess Cash Flow (to be defined in a manner consistent with the Senior Documentation Principles) for each fiscal year of the Borrowers (commencing with the first full fiscal year ended after the Closing Date) with step-downs to 25% and 0% based upon achievement of Consolidated Net Leverage Ratio levels to be agreed upon, provided that (i) voluntary prepayments of the Term Loans and the Revolving Loans (to the extent accompanied by a permanent reduction of the corresponding Revolving Commitment) made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis (and, for the avoidance of doubt, such reduction in respect of prepayments made at a discount or premium to par will not include such discount or premium), in each case to the extent financed with internally generated funds and (ii) Excess Cash Flow shall be reduced for, among other things, cash used for capital expenditures, certain permitted investments, permitted acquisitions and certain restricted payments, in each case, to the extent financed with internally generated funds; provided, that such amounts in clauses (i) and (ii) above shall not be deducted from more than one Excess Cash Flow calculation; (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Holdings, the Borrowers and their restricted subsidiaries (including casualty insurance and condemnation proceeds, but with exceptions for ordinary course dispositions, obsolete or worn-out property, property no longer useful in the business and other exceptions to be set forth in the Senior Facilities Documentation) in excess of a threshold amount and subject to the right of the Borrowers to reinvest if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested no later than 180 days after the end of such 12-month period (provided that no reinvestment right shall apply in the case of asset sales or other dispositions of property in excess of an amount to be agreed); and (c) 100% of the net cash proceeds of issuances of debt obligations of Holdings, the Borrowers and their restricted subsidiaries (except the net cash proceeds of any permitted debt other than Refinancing Debt in respect of the Term Loans).

Within the Term Loan Facility, mandatory prepayments shall be applied to the scheduled installments of principal of the Term Loan Facility in direct order of maturity to the next eight scheduled payments and then to reduce ratably the remaining scheduled payments. Mandatory prepayments in clauses (a) and (b) above shall be subject to customary limitations to the extent required to be made from cash at non-U.S. restricted subsidiaries, the repatriation of which would result in material adverse tax consequences or would be prohibited or restricted by applicable law.

CONFIDENTIAL	EXHIBIT B

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Revolving Facility exceeds the amount of the Revolving Commitments, then the Borrowers will immediately repay outstanding loans and cash collateralize outstanding letters of credit under the Revolving Facility in an aggregate amount equal to such excess, with no reduction of the Revolving Commitments.

Any Lender may elect not to accept any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrowers.

Voluntary Prepayments and Reductions in Commitments:

Voluntary prepayments of borrowings under the Term Loan Facility will be permitted at any time (subject to customary notice requirements), in minimum principal amounts consistent with the Senior Documentation Principles, without premium or penalty except as described below, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility will be applied to the remaining amortization payments under the Term Loan Facility as directed by the applicable Borrower (and absent such direction, in direct order of maturity thereof).

Except for mandatory prepayments made from Excess Cash Flow and the proceeds of asset sales (except as set forth in clause (c) below), the Borrowers shall pay a “prepayment premium” in connection with any (a) prepayment (or conversion into new or replacement indebtedness), (b) repricing amendment which has the effect of reducing the “effective yield” in effect with respect to the outstanding Term Loans or (c) prepayments with the proceeds of asset sales in excess of an amount to be agreed, in each case with respect to all or any portion of the Term Loans that occurs (A) on or before first anniversary of the Closing Date, in an amount not to exceed 2.00% of the principal amount of the Term Loans so prepaid or (B) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, in an amount not to exceed 1.00% of the principal amount of the Term Loans so prepaid or converted. If any Lender is forced to assign its loans under the Term Loan Facility following the failure of such Lender to consent to an amendment of the Senior Facilities Documentation that would have the effect of reducing the “effective yield” applicable to such Term Loans, such Lender shall be paid (x) if on or before the first anniversary of the Closing Date, a 2.00% fee and (y) if on or before the second anniversary of the Closing Date, a 1.00% fee, in each case on the principal amount of the loans so assigned.

Voluntary reductions of the unutilized portion of the Revolving Commitments and prepayments of borrowings under the Revolving Facility will be permitted at any time (subject to customary notice requirements), in minimum principal amounts consistent with the Senior Documentation Principles, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period.

CONFIDENTIAL	EXHIBIT B

Senior Facilities Documentation:	The Senior Facilities Documentation shall be negotiated in good faith giving effect to the Certain Funds Provision, as promptly as reasonably practicable, shall be based on the Credit Agreement dated as of May 1, 2013 among Caraustar Industries, Inc., Paperboard Parent, Inc., Paperboard Acquisition, Inc., the other guarantors party thereto, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, shall contain the terms and conditions set forth in this Exhibit B (subject to any “flex” exercised under the Fee Letter) and shall otherwise be usual and customary for transactions of this kind, with modifications to reflect (a) the operational and strategic requirements of the Borrowers and their subsidiaries in light of their size, industries, practices and matters disclosed in the disclosure schedules to the Merger Agreement and (b) the agency, administrative and procedural requirements of the Administrative Agent (collectively, the “Senior Documentation Principles”). The Senior Facilities Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B (subject to any “flex” exercised under the Fee Letter), in each case, applicable to Holdings (to the extent set forth in the Term Sheet), the Borrowers and their restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Senior Documentation Principles; provided that notwithstanding the Senior Documentation Principles, (x) the “baskets” for general restricted payments, general debt and general liens and (y) the representations and warranties and covenants related to environmental matters are to be agreed between the Borrowers and the Lead Arranger. To the extent that any representations and warranties made on, or as of, the Closing Date (or made after, but as of, a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be Company Material Adverse Effect. The financial definitions and ratios in the Senior Facilities Documentation shall be defined in a manner consistent with the Senior Documentation Principles and shall provide for adjustments and add-backs reflected in the Sponsor’s financial model delivered to the Lead Arranger on January 7, 2014 (the “Sponsor’s Model”) or the Quality of Earnings report delivered to the Lead Arranger on December 31, 2013. The definitions of Consolidated EBITDA and Consolidated Net Income shall provide for the exclusion of all nonrecurring, unusual and extraordinary items.

Representations and Warranties:	Limited to the following (to be applicable to Holdings, the Borrowers and their restricted subsidiaries): organization; existence, qualification and power; authority; compliance with laws; due authorization, execution, delivery and enforceability of the Senior Facilities Documentation; no violation of or conflict with laws, organizational documents or agreements; material governmental and third party approvals; execution, delivery and enforceability; financial statements; no material adverse change; litigation; labor matters; ownership of property; environmental matters; taxes; ERISA compliance; use of proceeds; insurance; no default; equity interests and subsidiaries; margin regulations; Investment Company Act; disclosure; intellectual property; projections; creation, validity and perfection of security interests in the Collateral (subject to permitted liens and the Certain Funds Provision); no

CONFIDENTIAL	EXHIBIT B

material undisclosed liabilities; the Patriot Act, OFAC, FCPA and anti-terrorism and anti-money laundering laws; solvency at closing (such representation and warranty to contain a definition of solvency consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit C); and the status of the Senior Secured Credit Facilities as senior debt (if applicable).

Conditions Precedent to Initial Borrowing:	Subject to the Certain Funds Provision, the initial borrowings and other extensions of credit under the Senior Secured Credit Facilities on the Closing Date will be subject only to delivery of a notice of borrowing and request for issuance of letters of credit, if any, and the conditions precedent set forth in the Commitment Letter and Exhibit C to the Commitment Letter.

Conditions Precedent to Ongoing Borrowings:	After the Closing Date, each extension of credit (in the case of clauses (b) and (c) below, except in connection with incurrences under the Incremental Facilities in accordance with the last proviso to the first paragraph under the heading “Incremental Facilities”) will be conditioned upon: (a) delivery of a notice of borrowing or request for issuance of letters of credit, as applicable, (b) accuracy of representations and warranties in all material respects (provided that any representation and warranty qualified as to materiality, “material adverse effect” or similar language shall be true and correct in all respects after giving effect to such qualification) and (c) absence of defaults or events of default.

Affirmative Covenants:	Limited to the following (to be applicable to Holdings, the Borrowers and their restricted subsidiaries): delivery of financial statements (with annual financial statements accompanied by an opinion of a nationally recognized independent accounting firm that is not subject to qualifications or exceptions as to the scope of such audit and without a “going concern” disclosure or like qualification or exception (other than a disclosure, an exception or a qualification solely resulting from the impending maturity of any indebtedness or any prospective default under the Financial Maintenance Covenant)); certificates; other information (including an MD&A in connection with delivery of financial statements); notices of default and other material events; payment of taxes; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws and regulations; employee benefits and ERISA; upon request of the Administrative Agent, quarterly lender conference calls; books and records; inspection rights; covenant to guarantee obligations and give security; compliance with environmental laws; further assurances as to security; designation of unrestricted subsidiaries; commercially reasonable efforts to maintain ratings (but not a specific rating and for the avoidance of doubt, such ratings are not required to be public ratings); annual budget; and use of proceeds.

Negative Covenants:	Limited to the following (to be applicable to the Borrowers and their restricted subsidiaries and in the case of the passive holding company covenant set forth below, Holdings): liens; investments (including acquisitions, loans, etc.); debt (including disqualified equity interests); fundamental changes; dispositions; restricted payments; transactions with affiliates; restrictions on negative pledge clauses; restrictions on subsidiary distributions; prepaying, redeeming or repurchasing and amending junior debt; sale and leaseback transactions;

CONFIDENTIAL	EXHIBIT B

material changes in the nature of business or to organizational documents; capital expenditures (with the ability for at least 50% of any unused amounts from at least the preceding fiscal year to be rolled forward on terms to be agreed and with the amount of capital expenditures permitted each year set to reflect an approximate 30% non-cumulative cushion from such annual capital expenditure amounts in the Sponsor’s Model (as defined below)); changes in fiscal year; and customary “passive holding company” restrictions on the assets, liabilities and operations of Holdings. Certain baskets and exceptions to the foregoing covenants shall be agreed.

Baskets and exceptions to the foregoing covenants will include, among others:

(a) (i) Indebtedness under the Senior Secured Credit Facilities, Incremental Term Facilities and Refinancing Debt, (ii) unsecured and/or subordinated indebtedness subject to compliance (on a pro forma basis after giving effect to such incurrence of indebtedness and customary pro forma events and adjustments) with a ratio of consolidated net debt to Consolidated EBITDA (each to be defined in a manner consistent with the Senior Documentation Principles, but in any event determined net of domestic unrestricted cash and cash equivalents of the Borrowers and their restricted subsidiaries) (the “Consolidated Net Leverage Ratio”) not in excess of the Consolidated Net Leverage Ratio on the Closing Date (recomputed as of the last day of the most recently ended fiscal quarter of the Borrowers for which internal financial statements are available); and (iii) indebtedness incurred under a fixed dollar general basket;

(b) Liens (i) on the Collateral securing the Senior Secured Credit Facilities, Incremental Term Facilities and Refinancing Debt, and (ii) incurred under a fixed dollar general basket;

(c) Restricted payments, capital expenditures, investments and prepayments of junior debt (i) from a cumulative “builder” or “growth” basket to be based on retained Excess Cash Flow (to the extent greater than zero and effective for any fiscal year on the date that the excess cash flow mandatory prepayment is required (if any)) (which shall also include the proceeds of equity issuances and contributions (other than excluded equity contributions and equity cure contributions) and other customary add-backs); provided, however, that (x) after giving pro forma effect to such restricted payment, capital expenditures, investment or prepayment of junior debt, no event of default has occurred and is continuing and (y) after giving pro forma effect to any restricted payment or prepayment of junior debt to be made from the retained Excess Cash Flow portion of the “builder” or “growth” basket, the Consolidated Net Leverage Ratio would not exceed the Consolidated Net Leverage Ratio on the Closing Date; and (ii) from the proceeds of any excluded equity contributions that do not increase the basket in clause (i) above; and

(d) Subject to compliance with the mandatory prepayment requirements for asset sales and other dispositions of property, asset sales and other dispositions of property on an unlimited basis for fair market value as long as (i) at least 75% of the consideration in excess of a threshold amount consists of

CONFIDENTIAL	EXHIBIT B

cash or cash equivalents (subject to customary exceptions to the cash consideration requirement, including a basket for non-cash consideration that may be designated as cash consideration) and (ii) no event of default has occurred and is continuing or would result therefrom.

The Borrowers or any restricted subsidiary will be permitted to make (x) unlimited investments in the Borrowers or any restricted subsidiary that is a Guarantor, (y) investments in restricted subsidiaries that are not Guarantors in an aggregate amount not to exceed a specified amount) and (z) acquisitions (each, a “Permitted Acquisition”) so long as (a) after giving effect thereto, no event of default has occurred and is continuing, (b) the acquired company and its subsidiaries or assets are in a permitted line of business, (c) the acquired company and its subsidiaries become restricted subsidiaries (other than any designated as unrestricted subsidiaries) or are merged into a Borrower or any restricted subsidiary or the acquired assets are transferred to a Borrower or any restricted subsidiary, (d) subject to the limitations and exceptions set forth in “Guarantees” and “Security” above (provided that acquisitions of entities that do not become Guarantors will be limited to an aggregate amount to be agreed), the acquired company and its subsidiaries (other than any designated as an unrestricted subsidiary) will become Guarantors and pledge their collateral to the Administrative Agent, (e) after giving pro forma effect to such Permitted Acquisition, the Consolidated Net Leverage Ratio would not exceed the Consolidated Net Leverage Ratio on the Closing Date, (f) the Administrative Agent shall have received certified copies of all transaction agreements relating to such Permitted Acquisition, (g) the Borrowers shall deliver certain financial statements to be agreed in connection with any Permitted Acquisitions involving aggregate consideration exceeding a threshold to be agreed, (h) the pro forma Consolidated EBITDA after giving effect to such Permitted Acquisition must be greater than immediately prior to such acquisition and (i) the Borrowers shall have delivered an officer’s certificate in form reasonably acceptable to the Administrative Agent certifying compliance with the foregoing.

Financial Maintenance Covenant:	The Senior Facilities Documentation will contain a maximum Consolidated Net Leverage Ratio covenant (the “Financial Maintenance Covenant”) with maximum levels to be agreed, in each case which levels will be set to reflect an approximate 30% non-cumulative cushion from Consolidated EBITDA in the Sponsor’s Model.

The Financial Maintenance Covenant shall be tested with respect to Holdings, the Borrowers and their consolidated restricted subsidiaries at the end of each fiscal quarter of Holdings commencing with the first full fiscal quarter ending after the Closing Date.

For purposes of determining compliance with the Financial Maintenance Covenant, any cash equity contribution (which shall be common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) made to a Borrower after the end of the relevant fiscal quarter and prior to the day that is ten business days after the day on which financial statements are required to be delivered for such fiscal quarter and designated as a “Specified Equity Contribution” will, at the request of the

CONFIDENTIAL	EXHIBIT B

Borrowers, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Maintenance Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) during the life of the Senior Secured Credit Facilities there shall be no more than five Specified Equity Contributions in the aggregate, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in compliance with the Financial Maintenance Covenant for the relevant fiscal quarter, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any pricing, financial ratio based conditions or baskets with respect to the covenants contained in the Senior Facilities Documentation, (e) the proceeds of any such Specified Equity Contribution shall have been contributed to a Borrower as cash equity and (f) any Specified Equity Contribution shall not result, whether directly or indirectly, in a pro forma reduction in indebtedness for purposes of calculating the Financial Maintenance Covenant for any fiscal quarter in which such Specified Equity Contribution is included in Consolidated EBITDA. The Senior Facilities Documentation will contain customary standstill provisions with regard to exercise of remedies during the period in which any Specified Equity Contribution will be made.

Unrestricted Subsidiaries:	The Senior Facilities Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrowers will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary no more than one time during the life of the Senior Secured Credit Facilities; provided that, in each case, no default or event of default shall have occurred and be continuing at the time of such designation or would result therefrom. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Senior Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Senior Facilities Documentation.

Events of Default:	Limited to the following (to be applicable to Holdings, the Borrowers and their restricted subsidiaries): nonpayment of principal, interest, fees or other amounts (with grace period of 5 business days for interest, fees and other amounts), failure to perform negative covenants and the Financial Maintenance Covenant (and affirmative covenants to provide notice of default or maintain Holdings’ or any Borrower’s corporate existence), failure to perform other covenants subject to a 30-day cure period, incorrectness of any representation or warranty in any material respect when made, cross-default to other indebtedness subject to a threshold amount, bankruptcy events or other insolvency events of Holdings, the Borrowers or their material restricted subsidiaries (with a customary grace period for involuntary events), monetary judgment defaults subject to a threshold amount, ERISA events having a

CONFIDENTIAL	EXHIBIT B

material adverse effect, invalidity (actual or asserted in writing by a Borrower or any Guarantor) of the Senior Facilities Documentation or material portion of the Collateral; and change of control (to include a pre- and post-initial public offering provision).

Voting:

Amendments and waivers of the Senior Facilities Documentation (other than amendments effecting the modifications described in the following two paragraphs in this “Voting” section) will require the approval of Lenders holding more than 50% of the aggregate principal amount of the loans and commitments under the Senior Secured Credit Facilities (the “Required Lenders”) (with certain amendments and waivers also requiring customary class votes), and (i) the consent of each Lender directly adversely affected thereby shall also be required with respect to (a) increases in and extensions of the commitment of such Lender, (b) reductions of principal, interest or fees, and (c) extensions of final maturity or the due date of any amortization, interest or fee payment, and (ii) the consent of all Lenders shall be required with respect to (a) releases of all or substantially all Guarantors or all or substantially all of the Collateral, and (b) changes in voting thresholds or the pro rata provisions.

The Senior Facilities Documentation will permit customary amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Term Loans or Revolving Loans and Revolving Commitments is refinanced with a replacement tranche of term loans or revolving loans and commitments, respectively, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding Term Loans or Revolving Loans and Revolving Commitments subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Term Loans or Revolving Loans and Revolving Commitments or modified Term Loans or Revolving Loans and Revolving Commitments.

Non-pro rata distributions and commitment reductions will be permitted in connection with loan buy back or similar programs (subject to the limitations described in the “Assignments and Participations” section below), “amend and extend” transactions or the addition of one or more tranches of debt and the like as permitted by the Senior Facilities Documentation.

Cost and Yield Protection:	The Senior Facilities Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and other requirements of law (provided that Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III and all regulations, interpretations and directives thereunder shall in each case be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in certain withholding or other taxes (including with respect to Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR borrowing on a day prior to the last day of an interest period with respect thereto, it being understood that the gross-up obligations shall not apply to withholding taxes

CONFIDENTIAL	EXHIBIT B

imposed by Sections 1471 through 1474 of the Internal Revenue Code (and any amended or successor provisions to the extent substantially comparable thereto) and any regulations promulgated thereunder or guidance issued pursuant thereto.

Assignments and Participations:	The Lenders will be permitted to assign (other than to (x) any Disqualified Lender so long as the list of Disqualified Lenders is available to any Lender upon request therefor) or (y) any natural person) loans and commitments under the Senior Secured Credit Facilities with the consent of the Borrowers so long as no payment or bankruptcy event of default has occurred and is continuing (such consent not to be unreasonably withheld); provided that no consent of the Borrowers shall be required (i) in the case of an assignment of loans and commitments under the Term Loan Facility, if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) in the case of an assignment of loans and commitments under the Revolving Facility, if such assignment is made to another Lender under the Revolving Facility or an affiliate or approved fund of such a Lender; provided, further, that the Borrowers shall be deemed to have consented to such assignment if the Borrowers have not otherwise rejected in writing such assignment within ten (10) business days after the date such consent is requested. All assignments will require the consent of the Administrative Agent (and, in the case of an assignment of loans and commitments under the Revolving Facility, the Issuing Bank), not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 in the case of the Term Loan Facility or $2,500,000 in the case of the Revolving Facility (or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class). Assignments will be by novation and will not be required to be pro rata among the Senior Secured Credit Facilities. An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the Administrative Agent.

The Lenders will be permitted to sell participations in loans and commitments without consent being required, subject to customary limitations. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity, or the due date of any amortization, interest or fee payment, (d) releases of the guarantees of all or substantially all Guarantors or all or substantially all of the Collateral, and (e) changes in voting thresholds.

The Senior Facilities Documentation shall provide that loans under the Term Loan Facility may be purchased by and assigned to the Sponsor, any of its affiliates (for purposes of this paragraph, other than Holdings or any of their subsidiaries and other than natural persons) and Debt Investment Funds on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures; provided, that (i) the Sponsor and its affiliates (excluding any Debt Investment Funds) (each, an “Affiliated Lender”) will not receive information provided solely to Lenders and will not be permitted to attend/participate in Lender-only conference calls or meetings, (ii) Term Loans owned or held by an Affiliated Lender shall be excluded for purposes of approving a plan of

CONFIDENTIAL	EXHIBIT B

reorganization in bankruptcy and in the determination of Required Lender votes (and such Term Loans shall be deemed to be voted pro rata to the non-Affiliated Lenders), except that no amendment, modification or waiver of the Senior Facilities Documentation shall, without the consent of the applicable Affiliated Lender, deprive any Affiliated Lender of its pro rata share of any payment to which all Lenders of the applicable facility or tranche are entitled, (iii) in connection with any assignment to an Affiliated Lender, such Affiliated Lender shall be required to (x) represent that it is not in possession of any information that has not been disclosed to the Administrative Agent or non-public lenders and that may be material to a Lender’s decision to participate in such assignment or (y) make a statement that such representation cannot be made, (iv) loans owned or held by an Affiliated Lender shall not, in the aggregate for all such Affiliated Lenders, exceed 25% of the aggregate loans under the Term Loan Facility at any time and (v) each Affiliated Lender shall acknowledge and agree that the Term Loans owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against any Borrower or any other Loan Party, or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, each Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders. For the avoidance of doubt, the limitations of the preceding clauses (i) through (v) in the immediately preceding sentence shall not apply to Debt Investment Funds; provided that Term Loans owned and held by a Debt Investment Fund shall not, in the aggregate for all such Debt Investment Funds, exceed 49% of the aggregate Term Loans at any time. Notwithstanding the foregoing, (a) the Senior Facilities Documentation shall permit (but not require) the Sponsor or its affiliates to contribute any Term Loans acquired to Holdings or any of its subsidiaries for purposes of cancelling such debt, which may include contribution (with the consent of the applicable Borrower) to a Borrower (whether through any of its direct or indirect parent entities or otherwise) in exchange for debt or equity securities of such parent entity or the Borrowers that are otherwise permitted to be issued by such entity at such time and (b) if any Borrower or any Guarantor is the subject of an insolvency proceeding, Affiliated Lenders shall grant to the Administrative Agent a power of attorney, giving the Administrative Agent the right to vote the Affiliated Lenders’ claims in bankruptcy on all matters submitted to the Lenders for a vote, and such claims shall, in any event, be voted in the same proportion, for and against, as votes were cast on each matter by Lenders that are not Affiliated Lenders; provided, however, that the foregoing shall not apply to any plan of reorganization that would treat an Affiliated Lender in a disproportionately adverse manner as compared to other Lenders.

For purposes of the foregoing, “Debt Investment Fund” means any bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which H.I.G. Capital, LLC and investment vehicles managed or advised by H.I.G. Capital, LLC that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.

CONFIDENTIAL	EXHIBIT B

In addition, the Senior Facilities Documentation shall provide that, so long as no event of default is continuing, Term Loans may be purchased by and assigned to Holdings or any of its subsidiaries on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures; provided that (1) any such Term Loans acquired by Holdings or any of its subsidiaries shall be retired and cancelled immediately upon acquisition thereof (or contribution thereto, including as contemplated by the preceding paragraph), (2) no proceeds from any Revolving Loan shall be used to fund such assignments and (3) no event of default has occurred and is continuing at the time of acceptance of bids for Dutch auctions.

The Senior Facilities Documentation will contain customary provisions allowing the Borrowers to replace a Lender in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly adversely affected thereby (so long as the Required Lenders have approved the amendment or waiver), increased costs, taxes, etc. and Defaulting Lenders.

Expenses and Indemnification:

The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger (within 30 days of the written demand therefor) associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution, delivery and administration of the Senior Facilities Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arranger taken as a whole, and, if necessary, of one local counsel and one single specialty counsel to the Administrative Agent and the Lead Arranger taken as a whole in each relevant jurisdiction and for each relevant specialty and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction for each class of similarly situated persons) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arranger, the Issuing Bank and the Lenders within 30 days of the written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Lead Arranger, the Issuing Bank and the Lenders taken as a whole, and, if necessary, of one local counsel and one single specialty counsel to the Administrative Agent, the Lead Arranger, the Issuing Bank and the Lenders taken as a whole in each relevant jurisdiction and for each relevant specialty and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction for each class of similarly situated persons) in connection with the enforcement of the Senior Facilities Documentation or protection of rights thereunder.

The Administrative Agent, the Lead Arranger, the Issuing Bank, the Initial Lender and the Lenders (and their affiliates and controlling persons and their respective officers, directors, employees, agents and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the

CONFIDENTIAL	EXHIBIT B

case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to each group of similarly situated indemnified persons taken as a whole, and, if reasonably necessary, of one local counsel and one single specialty counsel to each group of indemnified persons taken as a whole in each relevant jurisdiction and for each relevant specialty and, solely in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each class of similarly situated persons) incurred in respect of the Senior Secured Credit Facilities or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Senior Facilities Documentation by, the relevant indemnified person or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or fulfilling its role as an administrative agent or arranger or any similar role under the Senior Secured Credit Facilities and other than any claims arising out of any act or omission of the Borrowers, or any of their affiliates, provided that no indemnified person nor the Borrowers shall be liable for any indirect, special, punitive or consequential damages (other than, with respect to the Borrowers, in respect of any such damages incurred or paid by an indemnified person to a third party). Notwithstanding the foregoing, each indemnified person (and its Related Indemnified Persons) shall be obligated to refund and return promptly any and all amounts paid by the Borrowers or any of its affiliates under this paragraph to such indemnified person (or its Related Indemnified Persons) for any such fees, expenses or damages to the extent a court of competent jurisdiction has determined in a final and non-appealable judgment that such indemnified person (or its Related Indemnified Person) is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:	New York.

Counsel to the Commitment Party and Lead Arranger:	Latham & Watkins LLP.

CONFIDENTIAL	ANNEX I to
EXHIBIT B

Interest Rates:	The interest rates under the Term Loan Facility will be as follows:

At the option of the Borrowers, Adjusted LIBOR plus 6.50% or ABR plus 5.50%.

The interest rates under the Revolving Facility will be as follows:

At the option of the Borrowers, Adjusted LIBOR plus 4.00% or ABR plus 3.00%.

The Borrowers may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days and interest shall be payable (i) in the case of Adjusted LIBOR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

ABR is the Alternate Base Rate, which is the highest of the “U.S. Prime Rate” as published by The Wall Street Journal, the Federal Funds Effective Rate plus 1/2 of 1.00% and one-month Adjusted LIBOR plus 1.00%.

Adjusted LIBOR is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, for the applicable interest period (as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and, in the case of the Term Loan Facility, subject to a floor of 1.00%.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Commitment. In addition, the Borrowers shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a rate per annum to be agreed of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	A rate per annum on the average daily undrawn portion of the commitments in respect of the Revolving Facility, payable to the Lenders (other than Defaulting Lenders) quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year, which rate per annum shall equal 0.50%.

I-B-1

CONFIDENTIAL	EXHIBIT C

Project Flamingo

$355 million Senior Secured Credit Facilities

Additional Conditions Precedent3

Subject to the Certain Funds Provision, in addition to the conditions precedent set forth in Section 6 of the Commitment Letter to which this Exhibit C is attached, the initial borrowing under the Senior Secured Credit Facilities shall be subject to the satisfaction (or waiver by the Lead Arranger) of the following additional conditions precedent:

1. The Acquisition (including the Merger) shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Senior Secured Credit Facilities in accordance with the Merger Agreement, but without giving effect to any amendments, waivers or consents that are materially adverse to the Lenders (in their capacity as such) without the prior written consent of the Lead Arranger (such consent not to be unreasonably withheld or delayed); provided that any amendment or waiver to reduce the aggregate purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders to the extent that any such reduction is applied ratably to reduce (i) the amount of commitments in respect of the Term Loan Facility and (ii) the amount of the Equity Contribution; provided further that any reduction in the aggregate purchase price for the Acquisition in an amount greater than or equal to 15% of the original purchase price shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger.

2. The Equity Contribution shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Senior Secured Credit Facilities, in at least the amount set forth in Exhibit A (as such amount may be modified pursuant to paragraph 1 above or pursuant to the “flex” provisions in the Fee Letter).

3. The Refinancing shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Senior Secured Credit Facilities.

4. The Lead Arranger shall have received (a) audited consolidated balance sheets and related statements of operations, changes in stockholders’ equity and cash flows of the Company and its subsidiaries as of the last day of and for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its subsidiaries as of the last day of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 45 days prior to the Closing Date, in each case, prepared in accordance with GAAP; provided, that the Commitment Party hereby acknowledges that it has received prior to the execution of the Commitment Letter the audited consolidated balance sheet and related statements of operations, changes in stockholders’ equity and cash flows of the Company and its subsidiaries as of and for the fiscal years ended on September 30, 2011, September 30, 2012 and September 30, 2013.

5. The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of operations of the Borrowers and their restricted subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to paragraph 4

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

CONFIDENTIAL	EXHIBIT C

above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such statement of income).

6. The Lead Arranger shall have received the following: (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrowers and Guarantors, (e) customary Uniform Commercial Code lien searches with respect to the Borrowers and the Guarantors, (f) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit C from the chief financial officer or other officer with equivalent duties of Holdings, or in lieu thereof at the option of the Borrowers, an opinion of a nationally recognized valuation firm as to the solvency (on a consolidated basis) of Holdings and its subsidiaries as of the Closing Date, (g) evidence of insurance and (h) customary borrowing requests.

7. After giving effect to the Transactions, (1) Holdings and their subsidiaries shall not have any indebtedness outstanding other than (i) debt permitted under the Merger Agreement (including without limitation, ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, surety bonds and short term working capital facilities ); provided that the aggregate principal amount of such debt (but excluding any letters of credit existing on the date hereof and any refinancings of such letters of credit) shall not exceed $5 million, (ii) indebtedness under the Senior Secured Credit Facilities and (iii) certain other indebtedness that the Borrowers and the Lead Arranger reasonably agree may remain outstanding after the Closing Date (such debt in clauses (i) and (iii), “Permitted Surviving Debt”), (2) (A) as of September 30, 2013, Holdings’ and its subsidiaries’ unfunded liabilities in respect of the Company’s defined benefit pension plans subject to Title IV of ERISA shall not have exceed the amount set forth in the Company’s audited financial statements for the most recently completed fiscal year and (B) from the date hereof through and including the Closing Date, no amendments to such defined benefit pension plans (other than to the extent required by law) shall have been made and (3) there shall be no less than $10 million in domestic unrestricted cash on the balance sheet of the Borrowers as of the Closing Date. The Lead Arranger shall have received reasonably satisfactory evidence of the discharge of all liens other than liens permitted to remain outstanding under the Senior Facilities Documentation. With respect to the Senior Secured Credit Facilities, all documents and instruments required to perfect the Administrative Agent’s first priority security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing; provided, however, that this condition is subject in all respects to the Certain Funds Provision.

8. The Lead Arranger shall have received, no later than the first day of the Marketing Period (as defined below), a Confidential Information Memorandum relating to the Senior Secured Credit Facilities.

9. The Lead Arranger shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days (ending on the business day no later than the business day immediately prior to the Closing Date) following receipt of a Confidential Information Memorandum referred to in paragraph 8 above to syndicate the Senior Secured Credit Facilities. If you shall in good faith reasonably believe that you have delivered the financial and other information required for any Confidential Information Memorandum referred to in paragraph 8 above, you may deliver to the Lead Arranger written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Confidential Information Memorandum on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case, unless the Lead Arranger in good faith reasonably believes that you have not completed delivery of such Confidential Information Memorandum and, within two business days after its receipt of such notice from you, the Lead Arranger delivers a written notice to you to that effect (stating with reasonable specificity which information is required to complete the Confidential Information Memorandum).

CONFIDENTIAL	EXHIBIT C

10. The Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information about the Borrowers and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing at least 10 days prior to the Closing Date.

11. All costs and expenses (to the extent invoiced at least two business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrowers)) and fees due to the Commitment Party under the Commitment Letter and the Fee Letter that are required to be paid on the Closing Date have been paid or shall be paid substantially concurrently with the initial borrowing under the Senior Secured Credit Facilities.

12. The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (in the case of the Specified Merger Agreement Representations only to the extent that you have (or your applicable affiliate has) the right to, pursuant to the Merger Agreement, terminate your (or its) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such Specified Merger Agreement Representations)); provided that any Specified Representations that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects.

CONFIDENTIAL	ANNEX I to
EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

[HOLDINGS]

AND ITS SUBSIDIARIES

Pursuant to the [Credit Agreement] (the “Credit Agreement”)4, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of Holdings and the Borrowers, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of Holdings and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the assets of Holdings and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liabilities, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Holdings and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature; and

d.	Holdings and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that could reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

[4]	Credit Agreement to be defined.

I-C-1

CONFIDENTIAL	EXHIBIT C-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of Holdings and the Borrowers, on behalf of Holdings and the Borrowers, and not individually, as of the date first stated above.

[ ]

By:
Name:
Title:

I-C-2-2